Filed Pursuant to Rule 433
Dated September 9, 2026
Registration No. 333-282565
The Bank of Nova Scotia Senior Note Program, Series A ETF Linked Securities

Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Shares of the iShares® Expanded Tech-Software Sector ETF, the Shares of the State Street® Technology Select Sector SPDR® ETF and the Shares of the State Street® Health Care Select Sector SPDR® ETF due September 23, 2031

Term Sheet to the Preliminary Pricing Supplement dated September 9, 2026

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measures

The iShares® Expanded Tech-Software Sector ETF, the State Street® Technology Select Sector SPDR® ETF and the State Street® Health Care Select Sector SPDR® ETF (each referred to as a “Fund,” and collectively as the “Funds”).

Fund Underlying Indices

With respect to the iShares® Expanded Tech-Software Sector ETF: the S&P® North American Expanded Technology Software Index™

With respect to the State Street® Technology Select Sector SPDR® ETF: the Technology Select Sector Index

With respect to the State Street® Health Care Select Sector SPDR® ETF: the Health Care Select Sector Index

Pricing Date*	September 18, 2026.
Issue Date*	September 23, 2026.
Face Amount (Original Offering Price)	$1,000 per security
Contingent Coupon Payment

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the fund closing price of the lowest performing Fund on the related calculation day is greater than or equal to its coupon threshold price. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 12. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Contingent Coupon Rate	At least 11.50% per annum, to be determined on the pricing date
Calculation Days*

Monthly, on the 18th day of each calendar month, commencing in October 2026 and ending in September 2031, each subject to postponement as described under “—Market Disruption Events and Postponement Provisions” in the preliminary pricing supplement. We refer to the calculation day scheduled to occur in September 2031 (expected to be September 18, 2031) as the “final calculation day”.

Contingent Coupon Payment Dates	Three business days after the applicable calculation day (the contingent coupon payment date with respect to the final calculation day will be the stated maturity date), each subject to postponement
Automatic Call

If the fund closing price of the lowest performing Fund on any of the monthly calculation days from March 2027 to August 2031, inclusive, is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to an automatic call until the sixth calculation day, which is approximately six months after the issue date.

Call Settlement Date	Three business days after the applicable calculation day, subject to postponement
Maturity Payment Amount (per Security)

If the securities are not automatically called prior to the stated maturity date:

● if the ending price of the lowest performing Fund on the final calculation day is greater than or equal to its downside threshold price: $1,000; or

● if the ending price of the lowest performing Fund on the final calculation day is less than its downside threshold price:

$1,000 × performance factor of the lowest performing Fund on the final calculation day

Lowest Performing Fund	For any calculation day, the “lowest performing Fund” will be the Fund with the lowest performance factor on that calculation day
Performance Factor	With respect to a Fund on any calculation day, its fund closing price on such calculation day divided by its starting price (expressed as a percentage)
Stated Maturity Date*	September 23, 2031, subject to postponement
Starting Price	For each Fund, its fund closing price on the pricing date
Ending Price	For each Fund, its fund closing price on the final calculation day
Coupon Threshold Price	For each Fund, 70.00% of its starting price
Downside Threshold Price	For each Fund, 70.00% of its starting price
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 2.825%; dealers, including Wells Fargo Advisors, LLC (“WFA”), will receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06419TWB0 / US06419TWB06
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.

* Subject to change.

** In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile

If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing Fund on the final calculation day is less than its downside threshold price, you will lose more than 30.00%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Fund, but you will have full downside exposure to the lowest performing Fund on the final calculation day if the ending price of that Fund is less than its downside threshold price.

If the securities priced today, the estimated value of the securities would be between $911.49 (91.149%) and $941.49 (94.149%) per security. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/9631/000183988226044610/bns_424b2-30182.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, underlier supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

●The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

●The Securities Are Subject To The Full Risks Of Each Fund And Will Be Negatively Affected If Any Fund Performs Poorly, Even If Another Fund Performs Favorably.

●Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Fund.

●You Will Be Subject To Risks Resulting From The Relationship Among The Funds.

●You May Be Fully Exposed To The Decline In The Lowest Performing Fund On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Fund.

●Higher Contingent Coupon Rates Are Associated With Greater Risk.

●You Will Be Subject To Reinvestment Risk.

Risks Relating To An Investment In The Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Prices Of The Funds Or Their Constituent Stocks Change, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Funds

●Investing In The Securities Is Not The Same As Investing In Any Market Measure.

●Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.

●Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

●We, The Agents And Our Or Their Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In A Fund Or Its Fund Underlying Index.

●We, The Agents And Our Or Their Respective Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

●There Are Management And Liquidity Risks Associated With A Fund.

●Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

●The Securities Are Subject To Risks Associated With The Sector Tracked By A Fund.

●The Securities Are Subject To Risks Associated With Non-U.S. Securities.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

●A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risks Relating To Canadian And U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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